  As filed with the Securities and Exchange Commission on October 9, 1996
                                              Registration No. 33-_________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                             --------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                             --------------------
                         LITHIUM TECHNOLOGY CORPORATION
               (Exact name of issuer as specified in its charter)

           Delaware                                        13-3411148
         ------------                                   ----------------
(State or other Jurisdiction of)               (IRS Employer Identification No.)

                               5115 Campus Drive
                          Plymouth Meeting, PA  19462
                    (Address of principal executive offices)

                           1994 STOCK INCENTIVE PLAN;
                          DIRECTORS STOCK OPTION PLAN
                           (Full title of the plans)

                               THOMAS R. THOMSEN
                      Chairman and Chief Executive Officer
                         Lithium Technology Corporation
                               5115 Campus Drive
                          Plymouth Meeting, PA  19462
                    (Name and address of agent for service)

                                 (610) 940-6090
         (Telephone number, including area code, of agent for service)

                        -----------------------------
                                    Copy to:
                              THOMAS P. GALLAGHER
                          Gallagher, Briody & Butler
                             212 Carnegie Center
                                   Suite 402
                          Princeton, New Jersey  08540
                                 (609) 452-6000

                        CALCULATION OF REGISTRATION FEE

==================================================================================================================
                                                     Proposed maximum      Proposed maximum
      Title of securities         Amount to be        offering price      aggregate offering       Amount of
        to be registered            registered           per share               price          registration fee
------------------------------------------------------------------------------------------------------------------
         Common Stock,           1,246,673          $1.468750(1)          $1,831,050.97        $631.40
    par value $.01 per share       419,979          $.501(2)              $210,409.48(2)       $ 72.56
                                   786,681          $.90(3)               $708,012.90(3)       $244.15
                                    66,667          $2.55(4)              $170,000.85(4)       $ 58.63
                                   480,000          $2.5625(5)            $1,230,000.00(5)     $424.14
------------------------------------------------------------------------------------------------------------------
  Total                          3,000,000                                $4,149,474.10        $1,430.86
==================================================================================================================

(1) Estimated pursuant to paragraphs (c) and (h) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported bid and asked price of shares of Common Stock on October 7, 1996, as reported on the OTC Bulletin Board.
(2) Computed in accordance with Rule 457(h) taking into account exercise price of options outstanding of $.501.
(3) Computed in accordance with Rule 457(h) taking into account exercise price of options outstanding of $.90.
(4) Computed in accordance with Rule 457(h) taking into account exercise price of options outstanding of $2.55.
(5) Computed in accordance with Rule 457(h) taking into account exercise price of options outstanding of $2.5625.

The shares covered by this Registration Statement are shares granted or to be granted under the plans described herein or shares issuable upon the exercise of stock options granted or to be granted under such plans. There are also registered hereunder such additional indeterminate number of shares as may be issued as a result of the antidilution provisions of the plans.

PROSPECTUS
                         LITHIUM TECHNOLOGY CORPORATION
                                 802,329 SHARES
                                  COMMON STOCK

         This Prospectus is being used in connection with the offering, from time to time, by certain stockholders (the "Selling Stockholders") of Lithium Technology Corporation (the "Company") of 802,329 shares of Common Stock of the Company (the "Shares") (i) 236,770 of which were issued to certain employees of the Company pursuant to the Company's 1994 Stock Incentive Plan (the "1994 Plan") and (ii) 565,559 of which are issuable upon the exercise of vested stock options granted to certain officers and directors of the Company who may be deemed affiliates of the Company, pursuant to the 1994 Plan and the Directors Stock Option Plan (the "Directors Plan). These persons may offer these Shares for sale as principals for their own accounts at any time and from time to time in the over-the-counter market or otherwise at prices prevailing at the time of sale or in private sales and at prices to be negotiated. The Selling Stockholders, upon sale of the Shares, will receive the entire proceeds from such sale. The Company will not receive any of the proceeds from the sale of the Shares, but will receive funds upon the exercise of the stock options.

                -----------------------------------------------

THE COMMON STOCK OF THE COMPANY IS TRADED ON THE OTC BULLETIN BOARD UNDER THE SYMBOL "LITH".

                -----------------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                -----------------------------------------------

THESE SECURITIES ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY ANYONE WHO CANNOT AFFORD THE LOSS OF HIS/HER ENTIRE INVESTMENT. SEE "RISK FACTORS" ON PAGES 5 TO 14 OF THIS PROSPECTUS.

                -----------------------------------------------

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN AS CONTAINED HEREIN IN CONNECTION WITH THE OFFER CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OR SOLICITATION BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.

                The Date of this Prospectus is October 9, 1996

                               TABLE OF CONTENTS


                                                                                              Page
                                                                                              ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . . . . . . . . . . . . 3

The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  14

Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15

Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  16

Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  17

                             AVAILABLE INFORMATION


         The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (the "Registration Statement") on Form S-8 under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of the Shares offered hereby.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Commission. The reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material also can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a Web site (http://www.sec.gov) that will contain certain subsequently filed reports, proxy and information statements and other information regarding the Company.

         This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits thereto. For further information with respect to the Company and the Shares, reference is made to the Registration Statement and the exhibits filed therewith. The Company will provide without charge to each person who receives this Prospectus upon written or oral request of such person, a copy of the information that was incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference, unless the exhibits themselves are specifically incorporated by reference). All such requests should be directed to the Company at 5115 Campus Drive, Plymouth Meeting, PA 19462, Attention: Secretary, or by telephone at
(610) 940-6090 (ext. 109). Statements contained in this Prospectus as to the contents of any document filed as an exhibit to the Registration Statement are qualified in all respects by reference to the exhibit for a complete statement of its terms and conditions.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents which have been filed by the Company with the Commission, are hereby incorporated by reference in this Prospectus and made a part hereof:

         (i) the Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 as amended on September 16, 1996 (the "Form 10-KSB");

         (ii) the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996 and June 30, 1996;

         (iii) the Company's Current Reports on Form 8-K dated March 29, 1996, June 28, 1996 and August 16, 1996; and

         (iv) the description of the Common Stock which is contained in the Company's Form 8-A Registration Statement filed with the Commission on January 24, 1990, including any amendments or reports filed for the purpose of updating such description.

         All documents and reports subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering of the Shares shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded, except as so modified or superseded, shall not be deemed to constitute a part of this Prospectus.


                                  THE COMPANY

         Lithium Technology Corporation (sometimes referred to herein as "LTC") together with its wholly-owned subsidiary Lithion Corporation (sometimes referred to herein as "Lithion") (LTC and Lithion are collectively referred to herein as the "Company") is a development stage company engaged in the business of developing and seeking to commercialize a unique solid state, lithium-polymer, rechargeable battery. The Company believes that its battery technology, which is currently in the pre-prototype development phase, is capable of providing four to six times the performance of current rechargeable batteries. The Company's objective is the commercialization of such technology, inclusive of moving from laboratory-scale product prototypes and related prototype processes to full scale market introduction, achieving cost competitiveness, and constructing a manufacturing plant.

         The Company is a corporation organized under the laws of the State of Delaware on December 28, 1995. The Company's predecessor -- Lithium Technology Corporation (a Nevada corporation) -- merged with and into the Company in a reincorporation merger that became effective on February 8, 1996. The principal executive office of the Company is located at 5115 Campus Drive, Plymouth Meeting, PA 19462 and its telephone number is (610) 940-6090.

                                  RISK FACTORS


         THE SHARES OFFERED HEREBY ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. AN INVESTMENT IN THE COMPANY IS SUITABLE ONLY FOR PERSONS WHO CAN AFFORD TO SUSTAIN THE LOSS OF THEIR ENTIRE INVESTMENT. PROSPECTIVE INVESTORS, PRIOR TO MAKING AN INVESTMENT DECISION, SHOULD CAREFULLY CONSIDER, ALONG WITH OTHER MATTERS REFERRED TO HEREIN, THE FOLLOWING RISK FACTORS. THERE IS NO ASSURANCE THAT THE PROPOSED BUSINESS OF THE COMPANY DESCRIBED HEREIN WILL BE COMMERCIALLY VIABLE. IN ADDITION, ACTUAL RESULTS OF THE DEVELOPMENT ACTIVITIES, TECHNOLOGICAL DEVELOPMENTS, MARKET AND COMPETITIVE CONDITIONS, RESULTS OF OPERATIONS AND OTHER FACTORS MAY REQUIRE SIGNIFICANT MODIFICATIONS OF ALL OR PART OF THE PROPOSED BUSINESS. INVESTORS SHOULD CAREFULLY CONSIDER THE
FOLLOWING:

         COMPANY IS AT AN EARLY STAGE OF DEVELOPMENT. The Company currently has no commercial products available for sale. Moreover, the Company does not expect to generate sales in commercial quantities in the near term.
Significant additional development will be necessary in order to make the Company's lithium-polymer rechargeable battery technically and commercially viable. No assurance can be given that the Company will be able to complete such development, engineering or commercialization successfully, or that the Company will be able to develop products for commercial sale or that, if developed, they can be produced in commercial quantities or at acceptable costs or be successfully marketed. The likelihood of the Company's future success must be considered in light of the risks, expenses, difficulties and delays frequently encountered in connection with the operation and development of a relatively early stage business and development activities generally.

         NEED FOR ADDITIONAL CAPITAL; UNCERTAINTY OF ADDITIONAL FUNDING. The amount of capital the Company currently has will not be sufficient to finance all stages necessary to commercialize the Company's rechargeable battery technology. The Company believes that it has sufficient capital resources to meet the Company's needs and satisfy the Company's obligations through approximately the last quarter of 1996 based on the Company's current strategies and subject to the uncertainties discussed in this Prospectus. The Company does not currently have sufficient cash to achieve all its development and production objectives, including the 1997 installation of the DMF pilot line (defined and discussed below, see "Obstacles to Development of Commercial Products") during the first half of 1997. In order to finance its business, the Company will need to obtain additional financing. In order to raise this capital, the Company will be required to sell additional debt or equity securities. The Company has thus far successfully raised approximately $7.1 million through the private sale of its securities including $2,400,000 from a Japanese consortium consisting of Mitsubishi Materials Corporation and Mitsui & Co., Ltd. (the "Consortium") earlier in 1996. There can be no assurance that the incremental capital needed to attain commercial viability of the Company's battery technology will be obtained (which the Company currently estimates at approximately $25 million). There can be no assurance that additional financing will be available when needed or on terms acceptable to the Company. If additional funds are raised by issuing equity securities, existing stockholders will incur further dilution. If the Company is unable to raise sufficient capital, it will be forced to curtail research and development expenditures which, in turn, will delay, and could prevent, the completion of the commercialization process.

         New capital will be required in order for the Company to proceed with the Company's business strategy, and such new capital is planned to be sought from several sources, including the Consortium. The Company is also currently discussing future funding alternatives with potential unrelated third-party investors. The Company has no commitments for new capital investment as of the date of this Prospectus. The completion of any of these transactions is subject to several conditions including the potential investor's and the Company's due diligence and the negotiation of mutually satisfactory definitive agreements. There is no assurance that any of these transactions, or any portion thereof, will be consummated on a timely basis or on acceptable terms.

         HISTORY OF LOSSES. The Company has generated no revenues from operations. The Company had existed as a capital equipment manufacturer under various names since 1966. It had pursued research and development on lithium-polymer rechargeable batteries since the early 1980s. LTC's equipment business experienced financial difficulties in the early 1990s and all battery research and development was suspended in early 1992. Until November 1993, the Company's principal operating subsidiary was Hope Industries, Inc.; as part of the reorganization plan of Industries under Chapter 11 of the U.S. Bankruptcy Code, LTC transferred all of the outstanding stock of Industries to Stephen F. Hope, the then principal stockholder of LTC. On December 10, 1993, the Company had no personnel, and no assets other than the intellectual property (patents and other documentation) associated with its battery technology. Since April 1994 the Company has assembled a new management team, including research scientists, technicians and executives experienced in the battery industry.
The Company's activities have been solely research and development, and accordingly, its results of operations consist solely of the operating loss attributable to the cost of such research and development activities and general and administrative expenses. For the period July 1989 through November 1993, the Company had accumulated losses attributable to the research and development activities associated with the battery technology of $1,801,000. For the period November 1993 through June 1996, the Company had accumulated net losses of $6,658,000, resulting from the Company's research and development expenses and administrative expenses since November 1993. Therefore, the Company's aggregate accumulated losses for the battery technology through June
1996 are $8,459,000.   The Company spent approximately $505,000 and $1,080,000
on research and development activities during 1994 and 1995, respectively. The Company expects to incur substantial additional losses because of the research and development expenses necessary for the development of a commercially feasible rechargeable lithium-polymer battery.

         STATUS OF TECHNOLOGY. The Company's technologies, whether patented or unpatented, are in the development stage. The technologies are undergoing laboratory tests and studies and none have proved in actual operations to be commercially viable. Further, even if the Company had favorable results from such laboratory tests and studies, no assurance can be given that any such technology will ultimately be commercially viable.

         RISK OF NEW PRODUCTS AND TECHNOLOGIES; PRODUCT LIABILITY. The proposed marketing of the Company's proposed products have inherent risks. The proposed technologies have not operated over time and under various conditions of actual use. Even if a proposed product is successfully developed, manufactured and marketed, the occurrence of warranty liability and/or product liability, or retraction of market acceptance due to failure of a proposed product or failure of such product to meet expectations could prevent the Company from ever becoming profitable. Failure of a proposed product to operate as expected could lead to potential liability suits. The Company does not currently have product liability insurance. The Company intends to obtain appropriate product liability insurance at the point in time when the Company places products in distributor or end-user applications. Development of new technologies for manufacture is frequently subject to unforeseen expenses, difficulties and complications and in some cases such development cannot be accomplished.

         TIME LAPSE FROM START OF OPERATIONS TO COMMERCIAL SALES. There will be a period of time before any product resulting from the Company's development efforts can be commercially marketed, sold and delivered. There can be no assurances as to when, if ever, the proposed products can be commercially marketed, sold and delivered. In addition, because of such development period and other potential delays, other companies may develop and commence production of similar products prior to the Company commencing commercial production.

         OBSTACLES TO DEVELOPMENT OF COMMERCIAL PRODUCTS. The challenge facing the Company is the commercialization of its battery product. Commercialization is the process by which the Company will move from laboratory-scale product prototypes and related manufacturing processes to the construction of a manufacturing plant for full-scale market introduction.

         The Company continues to work on improving product performance and refining its manufacturing concepts. During 1995, the Company delivered test cells and test data for certain potential customers and alliance partners to demonstrate its laboratory results. The efforts of further developing the technology to meet product application specific parameters will be ongoing. The Company must now expand the testing protocols to include specific customer parameters.

         During March 1996, a benchtop continuous flow coating/laminating line -- referred to as the Demonstration Manufacturing Facility ("DMF") -- was installed by the Company. This line will be used to further define the Company's manufacturing technology, to sharpen manufacturing cost estimates, and then serve as the initial production facility for battery cells which will be manually assembled into battery packs for Original Equipment Manufacturer ("OEM") customers. Thereafter, based on design data obtained from the DMF, the Company must successfully construct a pilot manufacturing facility reflecting the cost, quality, reliability, and performance required for the various target market applications. It is anticipated that a full pilot manufacturing facility and associated equipment will cost approximately $7.5 million to construct in the 1998 time frame. The pilot manufacturing facility, according to the Company's current strategy, will be located within the Company's existing facility in Plymouth Meeting, Pennsylvania. Ultimately, the pilot manufacturing facility would be replaced with a larger scale second tier manufacturing facility. Construction of the pilot manufacturing facility will require approximately 12 months. The Company intends to finance the overall estimated $25 million total capital equipment and operating expense required to bring the Company to the initial commercial production stage at approximately the end of 1998 (which $25 million includes the aforementioned estimated $7.5 million cost of the pilot manufacturing facility).

         There can be no assurance that the Company will be able to meet the technological objectives and/or satisfy the capital requirements that the Company believes are necessary to convert battery technology into successful commercial products. There can be no assurance that the Company's products will generate any revenues, will not encounter technical problems when used, will be successfully marketed, will be produced at a competitive cost, or will achieve customer acceptance or, if commercial products are developed and revenues produced, that the Company will be profitable. The likelihood of the success of the Company must be weighed against the problems, expenses, difficulties, complications and delays frequently encountered in developing and marketing a new product.

         COMPANY'S MANUFACTURING EXPERIENCE IS LIMITED; DEPENDENCE ON SUPPLIERS. The Company currently has no capacity for, or experience in, manufacturing lithium-polymer rechargeable batteries in commercial quantities. In order for the Company to be successful in the commercial market, its products must be manufactured to meet high quality standards in commercial quantities at competitive prices. The development of such manufacturing technology and processes will require extensive lead times and the commitment of significant financial and engineering resources of the Company and others. There can be no assurance that the Company will successfully develop this technology or these processes or obtain access to these resources. Moreover, there can be no assurance that the Company will be able to successfully implement the quality control measures necessary for commercial manufacturing.

         There is no assurance fully committed sources of supply can be located or that they will provide sufficient supplies at a reasonable cost for the proposed products. Even if an acceptable supplier can be found, termination of the services of such supplier could result in interruptions of the ability to manufacture the products until an alternative source can be secured. The Company will thus be dependent on third parties in order to timely manufacture the proposed products in sufficient quantities, at the required specifications, and at low enough prices to meet the Company's proposed sales prices for its proposed products.

         MARKET ACCEPTANCE. To be successful, the Company's batteries must gain broad market acceptance. There can be no assurance that such market acceptance will be achieved or sustained. In addition, the Company's lithium-polymer batteries can best be optimized when configured to the requirements of each application. To determine such requirements, the Company will be dependent upon OEMS in the portable consumer electronics and telecommunications markets into whose products the Company's batteries will be incorporated. No assurances can be given that the Company will receive adequate assistance from OEMs to successfully commercialize its products. Furthermore, no assurances can be given that the perceived safety risks associated with lithium will not impede acceptance of the Company's batteries by OEMs or end users.

         RELIANCE ON STRATEGIC ALLIANCES. Consummation of corporate alliances is an important step in the Company's commercialization strategy. The Company's strategy contemplates that these corporate partners will bring technology and funding support through equity, licensing of the technology, and manufacturing and distribution rights. Extensive discussions have been held with numerous potential corporate partners from the United States, the Pacific Rim and Europe. To date, the Company has only entered into one strategic alliance with a Japanese Consortium pursuant to a Technology Development Agreement entered into on March 29, 1996. Pursuant to the Technology Development Agreement, the Consortium has been granted options on market specific, exclusive manufacturing and distribution rights. The Company and the Consortium anticipate that the Technology Development Agreement is the first step in a broad strategic alliance for the research and development, manufacture, distribution, promotion and sales of the Company's lithium-polymer batteries. It is the Company's and the Consortium's strategy that the Consortium will assist the Company in the development, production and distribution of the Company's lithium-polymer battery product line with the Company taking advantage of the Consortium's expertise and experience in the development of other high tech products, familiarity with the geographic market for such products, experience in developing new markets and existing relationships with key OEMs around the world. The Consortium partners are committed to using their own marketing, sales and product support capabilities to provide a global network for the distribution of the Company's products. Although the Company has held its own discussions with OEMs in the portable consumer electronics and telecommunications markets about possible strategic relationships as a means to accelerate introduction of its batteries into these markets, no assurance can be given that the Company will be able to enter into any such alliances. Moreover, there can be no assurance that any strategic alliance will achieve its goals. The success of any strategic alliance is dependent upon the general business condition of the partner, its commitment to the strategic alliance and the skills and experience of its employees responsible for the strategic alliance.

         COMPANY IS DEPENDENT ON PATENTS AND PROPRIETARY RIGHTS. The Company's ability to compete effectively will depend on its ability to maintain the proprietary nature of its technology and manufacturing processes through a combination of patent and trade secret protection, non-disclosure agreements and licensing agreements. The Company currently holds 19 U.S. patents and three foreign patents covering key elements of its technology. In addition, the Company has patent applications pending in the United States and in foreign countries, including the European Community and Japan. The Company intends to continue to file patent applications covering important features of its technology. There can be no assurance, however, that patents will issue from any of these pending applications or, if patents issue, that the claims allowed will be sufficiently broad to protect the Company's technology, or that issued patents will not be challenged or invalidated or that any of its issued patents will afford protection against a competitor. Litigation, or participation in administrative proceedings, may be necessary to protect the Company's patent position. Such litigation can be costly and time consuming and there can be no assurance that the Company would be successful if such litigation were instituted. The invalidation of patents owned by or licensed to the Company could have a material adverse effect on the Company. In addition, patent applications filed in foreign countries are subject to laws, rules and procedures that differ from those of the United States. Thus, there can be no assurance that foreign patent applications related to patents issued in the United States will be granted. Furthermore, even if these patent applications are granted, some foreign countries provide significantly less patent protection than the United States. In the absence of patent protection, and despite the Company's reliance upon its proprietary confidential information, competitors of the Company may be able to use innovations similar to those used by the Company to design and manufacture products directly competitive with the Company's lithium-polymer rechargeable batteries. In addition, no assurance can be given that patents issued to the Company will not be infringed upon or designed around by others or that others will not obtain patents that the Company will need to license or design around. Moreover, to the extent any of the Company's products are covered by third party patents, development and marketing of such products by the Company could require a license under such patents.

         Despite the Company's efforts to safeguard and maintain its proprietary rights, there can be no assurance that the Company will be successful in doing so. While the Company believes its patents to be unique from those of its competitors, competition in lithium battery research and development is intense, and there can be no assurance that the Company's competitors will not independently develop or patent technologies that are substantially equivalent or superior to the Company's technology. Moreover, if the issues were to be placed before a court, the Company cannot be certain that such a court would determine that the Company was the first creator of inventions covered by its issued patents or pending patent applications or that it was the first to file patent applications for such inventions. If the Company is found to be infringing third party patents, there can be no assurance that it will be able to obtain the required licenses from the holders of such patents on acceptable terms, if at all. Failure of the Company to obtain necessary licenses could result in delays in the introduction of the Company's lithium-polymer rechargeable battery and in costly attempts to design around such patents, or could foreclose the development, manufacture or sale of the Company's products. The Company could also incur substantial costs in defending itself in patent infringement suits brought by others and in prosecuting patent infringement suits against infringers.

         The Company also relies on trade secrets and proprietary know-how that it seeks to protect, in part, through non-disclosure and confidentiality agreements with its employees, consultants, strategic partners and potential strategic partners. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

         GOVERNMENT REGULATIONS, SAFETY, ENVIRONMENTAL COMPLIANCE. The Company's products incorporate lithium, which is known to cause explosions and fires if not properly handled. Although the Company believes that its batteries do not present safety risks, there can be no assurance that safety problems will not develop in the future. The Company intends to incorporate safety policies in its manufacturing processes designed to minimize safety risks, although there can be no assurance that an accident in its facilities will not occur. Any accident, whether occasioned by the use of a battery or the Company's manufacturing operations, could result in significant production delays or claims for damages resulting from injuries, which would adversely affect the Company's operations and financial condition.

         Prior to the commercial introduction of the Company's batteries into a number of markets, the Company will seek to obtain approval of its products by one or more of the organizations engaged in testing product safety, such as Underwriters Laboratories. Such approvals could require significant time and resources from the Company's technical staff and, if redesign were necessary, result in a delay in the introduction of the Company's products.

         Pursuant to the regulations of the United States Department of Transportation ("DOT"), a permit is required to transport lithium across state lines. The International Air Transport Association ("IATA") similarly regulates the international shipment of lithium. Although the Company believes that DOT has granted permits for, and IATA has allowed, the transport of rechargeable lithium-based batteries to be shipped or used by the general public, there can be no assurance that DOT or IATA will grant such a permit to the Company or that changes in such regulations, or in their enforcement, will not impose costly requirements or otherwise impede the transport of lithium.
In addition, the DOT and IATA approval processes will require significant time and resources from the Company's technical staff and if redesign were necessary, could delay the introduction of the Company's products.

         Various regulatory agencies will have jurisdiction over the operation of any manufacturing facilities established by the Company. Because of the risks generally associated with the use of lithium, the Company expects rigorous enforcement. No assurance can be given that the Company will not encounter any difficulties in complying with applicable health and safety regulations.

         Federal, state and local regulations impose various environmental controls on the storage, use and disposal of certain chemicals and metals used in the manufacture of lithium-polymer batteries. Although the Company believes its activities will conform to current environmental regulations, there can be no assurances that changes in such regulations will not impose costly equipment or other requirements. Any failure by the Company to adequately control the discharge of hazardous wastes could also subject it to future liabilities.

         COMPETITION; TECHNOLOGICAL OBSOLESCENCE. Competition in the battery industry is intense with a large number of companies offering or seeking to develop technology and products similar to those of the Company. The industry consists of development stage companies and major domestic and international companies, many of which have financial, technical, marketing, sales, manufacturing, distribution and other resources significantly greater than those of the Company. There can be no assurance that the Company will be successful in competing with such entities. Furthermore, there can be no assurance that competitors will not succeed in developing products or technologies that would render the Company's technology and products obsolete or in obtaining market acceptance of products more rapidly than the Company.

         DEPENDENCE ON KEY PERSONNEL. The Company's success will to a large degree be dependent on its ability to retain the services of its key executives and research scientists, in particular, on the services of Thomas R. Thomsen (the Chief Executive Officer of the Company), David Cade (the President and Chief Operating Officer), and Dr. George Ferment (the Executive Vice President of Operations and Chief Technical Officer). Loss of the services of Mr. Thomsen, Mr. Cade or Dr. Ferment or any key executives or research scientists could have a material adverse effect upon the ability of the Company to commercialize the rechargeable battery technology or to develop its business. The Company currently has no "key-man" life insurance. The Company's success will, to a large degree, be dependent on its ability to retain the services of its key executives and research scientists. The ability of the Company to pursue effectively its business strategy will also depend upon, among other factors, the successful recruitment and retention of additional highly skilled and experienced managerial, marketing, engineering and technical personnel. There can be no assurance that the Company will be able to retain or recruit such personnel.

         RISKS RELATING TO GROWTH AND EXPANSION. Rapid growth of the Company's business may significantly strain the Company's management, operational and technical resources. If the Company is successful in obtaining rapid market penetration of its products, the Company will be required to deliver large volumes of quality products to its customers on a timely basis at a reasonable cost to those customers. The Company has no experience in delivering large volumes of its rechargeable batteries or in manufacturing commercial quantities of rechargeable batteries. There can be no assurance, however, that the Company's business will achieve rapid growth or that its efforts to expand its manufacturing and quality control activities will be successful or that it will be able to satisfy commercial scale production requirements on a timely and cost-effective basis. The Company will also be required to continue to improve its operational, management and financial systems and controls. Failure to manage growth effectively could have an adverse effect on the business of the Company.

         Certain customers for the Company's batteries may be outside the United States, in various parts of the world. The Technology Development Agreement the Company has recently entered into is with a Consortium of two Japanese companies. Thus, the Company may be subject to the risk of foreign operations including arbitrary governmental actions, currency fluctuation, import/export controls, lack of a well-defined business or legal system, arbitrary government actions, and instability of a political system.

         PENDING LITIGATION. The Company is a party in three lawsuits, two of which are pending in United States District Court for the Southern District of New York and one of which is pending in United States District Court for the Eastern District of Pennsylvania. All three lawsuits were commenced in early August 1996 and are currently in the earliest phases of discovery and motions. The Company is currently unable to predict the likely outcome of these actions but the Company believes that it has meritorious defenses to the claims asserted in the New York litigation. The Company intends to vigorously assert its defenses and all of its claims and counter-claims. In the event of an adverse outcome in these lawsuits, or in the event of an adverse settlement or the incurring of a significant expense in litigating these matters, the Company could incur significant obligations and/or expenses. There can be no assurance that the Company will be successful in the defense of the New York lawsuits or in the prosecution of the Pennsylvania lawsuit.

         LACK OF DIVIDENDS. The Company has never paid a cash dividend on any class of its capital stock and does not anticipate paying any dividends in the foreseeable future. It is anticipated that future earnings, if any, will be retained to finance the development and expansion of the Company's business.

         TRADING AND VOLATILITY OF COMMON STOCK. The outstanding shares of the Common Stock of the Company are quoted only on the OTC Bulletin Board, and on October 7, 1996, the closing bid price was $1.375 per share and the closing ask price was $1.5625 per share. There can be no assurance that the existing market for the Company's Common Stock will be maintained or that the holders of Common Stock will be able to sell the Common Stock should they so desire.

         The market price of the Common Stock has fluctuated significantly since January 1, 1994 and may continue to be highly volatile. Factors such as delays by the Company in achieving development goals, inability of the Company to commercialize or manufacture its products, fluctuation in the Company's operating results, changes in earnings estimates by analysts, announcements of technological innovations or new products by the Company or its competitors, perceived changes in the markets for various OEM applications incorporating the Company's products, the announcement or termination of relationships with strategic alliance partners or OEMs, and general market conditions may cause significant fluctuations in the market price of the Common Stock. The market prices of the stock of many high technology companies have fluctuated substantially, often unrelated to the operating or research and development performance of the specific companies. Such market fluctuations could adversely affect the market price for the Company's Common Stock.

         CONTROL BY EXISTING SHAREHOLDERS. The existing officers and directors of the Company and related parties currently control approximately 34.23% of the outstanding Common Stock (including shares that may be acquired upon the exercise of options that are exercisable or will become exercisable within 60 days). As a result, they will be able to exert significant influence on the Company. In addition, Mr. Donald C. Taylor and entities affiliated with him own beneficially approximately 8.55% of the outstanding Common Stock (including shares that may be obtained upon the exercise of Warrants that are exercisable or could become exercisable within 60 days). As a result, Mr. Taylor will be able to exert significant influence on the Company.

         EXERCISE OF OUTSTANDING OPTIONS AND WARRANTS; ADDITIONAL DILUTION. At August 19, 1996, there were outstanding stock options to purchase an aggregate of 2,011,243 shares of common stock at exercise prices ranging from $0.501 to $2.56 per share. Of this amount, options to purchase 1,009,708 shares were exercisable as of such date. Additionally, at August 19, 1996, there were outstanding warrants to purchase 2,307,858 shares of common stock at exercise prices ranging from $0.50 to $2.56 per share. Of this amount, warrants to purchase 1,127,858 are immediately exercisable. To the extent that the outstanding stock options and warrants are exercised, substantial additional dilution to the interests of the Company's stockholders will occur. Moreover, the terms upon which the Company will be able to obtain additional equity capital may be adversely affected since the holders of such outstanding securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided in the outstanding options. As noted above, the Company plans to proceed in raising additional capital in 1996 and 1997 through private placement of its equity securities and possible corporate alliances, either or both of which are likely to result in further dilution to the Company's existing stockholders.

         SHARES ELIGIBLE FOR FUTURE SALES. Of the 16,052,319 shares of Common Stock presently outstanding, approximately 11,638,659 shares are "restricted securities" as defined by Rule 144. The restricted securities may be resold in the future only pursuant to registration under the Securities Act, an exemption from the registration provisions of the Securities Act, or pursuant to Rule
144. On September 27, 1996, a Registration Statement relating to the resale of up to approximately 12.5 million shares of Common Stock by certain selling stockholders from time to time was declared effective by the SEC (the "Selling Stockholder Registration Statement"). The Company has entered into lock-up agreements with certain selling stockholders with respect to a majority of the shares included in the Selling Stockholder Registration Statement which lock up periods terminate with respect to a portion of the shares on March 31, 1997, June 30, 1997 and September 30, 1997. Approximately 5.7 million shares included in the Selling Stockholder Registration Statement are not subject to lock-up provisions and are freely tradeable. The sale of restricted shares under Rule 144, pursuant to the Selling Stockholder Registration Statement or this Prospectus or otherwise, may have a depressive effect on the market price of the Common Stock, and such sales, if substantial, might also adversely affect the Company's ability to raise additional capital.

         POTENTIAL ANTI-TAKEOVER EFFECT OF AUTHORIZED PREFERRED STOCK. The Company is authorized to issue 100,000 shares of $0.01 par value preferred stock with the rights, preferences, privileges and restrictions thereof to be determined by the Board of Directors of the Company. Preferred Stock can thus be issued without the vote of the holders of Common Stock. Rights could be granted to the holders of preferred stock which could reduce the attractiveness of the Company as a potential takeover target, make the removal of management more difficult, or adversely impact the rights of holders of Common Stock. No preferred stock is currently outstanding, and the Company has no present plans for the issuance thereof of any shares of preferred stock.

                                USE OF PROCEEDS

           The Company will not receive any of the proceeds from the sale of Shares being sold by the Selling Stockholders, but will receive funds upon the exercise of stock options held by the Selling Stockholders.

                              SELLING STOCKHOLDERS

         The following table lists the Selling Stockholders with respect to the Shares being offered hereunder which have been acquired by the Selling Stockholders or may hereafter be acquired by them upon the exercise of options granted under the Plans. The table sets forth information with respect to the number of shares of Common Stock beneficially owned by each as of September 30, 1996; the number of shares to be offered pursuant to this Prospectus; and the percentage of outstanding shares of Common Stock to be beneficially owned by each before and after the sale of the Shares hereby.

=========================================================================================================================
                                                                                           Number of Shares
                                                                                        Beneficially Owned Upon
                                                                                      Completion of the Offering
-------------------------------------------------------------------------------------------------------------------------
                                     Number of Shares
                                     of Common Stock            Number of
                                       Beneficially           Shares Offered
                                      Owned Prior to         pursuant to this
              Name                       Offering               Prospectus           Number             Percent
-------------------------------------------------------------------------------------------------------------------------
  J. Paul Bagley, III(1)          3,333                   3,333                   0               --
-------------------------------------------------------------------------------------------------------------------------
  David Hughes(1)                 335,179                 3,333                   331,846         2.07
-------------------------------------------------------------------------------------------------------------------------
  Ralph Ketchum(1)                93,289                  6,667                   86,622          *
-------------------------------------------------------------------------------------------------------------------------
  Gerald Labush(1)                268,319                 3,333                   264,986         1.59
-------------------------------------------------------------------------------------------------------------------------
  John McKey, Jr.(1)              562,534                 3,333                   559,201         3.48
-------------------------------------------------------------------------------------------------------------------------
  Thomas R. Thomsen(1)(2)         203,333                 203,333                 0               --
-------------------------------------------------------------------------------------------------------------------------
  Kirby W. Beard(3)               24,447                  6,113                   18,334          *
-------------------------------------------------------------------------------------------------------------------------
  David J. Cade(2)                233,760                 233,760                 0               --
-------------------------------------------------------------------------------------------------------------------------
  George R. Ferment(2)            199,150                 199,150                 0               --
-------------------------------------------------------------------------------------------------------------------------
  Jay M. Forlino(3)               2,572                   2,155                   417             *
-------------------------------------------------------------------------------------------------------------------------
  Susan M. Gustafson(2)           44,303                  44,303                  0               --
-------------------------------------------------------------------------------------------------------------------------
  Howard D. Hancox(3)             22,371                  19,037                  3,334           *
-------------------------------------------------------------------------------------------------------------------------
  Andrew Manning(3)               15,229                  11,062                  4,167           *
-------------------------------------------------------------------------------------------------------------------------
  William D. Walker(2)            219,393                 63,417                  155,976         *
=========================================================================================================================

(1)      Director of the Company.
(2)      Executive Officer of the Company.
(3)      Non-executive employee of the Company.

*        Less than 1%

                              PLAN OF DISTRIBUTION


         The Shares offered hereby may be sold by the Selling Stockholders or by pledgees, donees, transferees or other successors in interest. Such sales may be made in the over-the-counter market, in privately negotiated transactions, or otherwise, at prices and at terms then prevailing, at prices related to the then-current market price, or at negotiated prices. The Shares may be sold by one or more of the following methods, without limitation: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus including resale to another broker or dealer; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (d) face-to-face transactions between sellers and purchasers without a broker-dealer. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales. Any gain realized by such a broker or dealer on the sale of shares which it purchases as a principal may be deemed to be compensation to the broker or dealer in addition to any commission paid to the broker by a Selling Stockholder. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

         The Selling Stockholders have been advised that during the time each is engaged in distribution of the shares covered by this Prospectus, each must comply with, among other things, Rule 10b-6 under the Exchange Act, and pursuant thereto: (i) shall not engage in any stabilization activity in connection with the Company's securities; (ii) shall furnish each broker through which securities covered by this Prospectus may be offered the number of copies of this Prospectus which are required by each broker; and (iii) shall not bid for or purchase any securities of the Company or attempt to induce any person to purchase any of the Company's securities other than as permitted under the Exchange Act.

         Upon the Company's being notified by a Selling Stockholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a secondary distribution, or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer(s), (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, and (f) other facts material to the transaction.

         In order to comply with certain state securities laws, if applicable, the Shares will not be sold in Arizona, Washington, D.C., Illinois, or North Dakota, unless such securities have been registered or qualified for sale in such state or an exemption from registration for qualification is available and complied with, nor will Shares be sold in New York unless such sales are effected through the use of a broker-dealer registered in such state.

         No person is authorized to give any information or to make any representation in connection with the offering and sale of the Shares offered hereby, other than those contained in this Prospectus, and any such information or representations not contained in this Prospectus must not be relied upon as having been authorized. This Prospectus does not constitute an offer to sell or solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities under any circumstances where such an offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                 LEGAL MATTERS

         The legality of the securities offered hereby has been passed upon for the Company by Gallagher, Briody & Butler, Princeton, New Jersey.


                                    EXPERTS

         The consolidated financial statements of the Company at December 31, 1995 and December 31, 1994 and for the years then ended appearing in the Company's Form 10-KSB have been audited by Wiss & Company, LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such Company consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.          INCORPORATION OF DOCUMENTS BY REFERENCE.

                 The following documents, as filed by the Company with the Securities and Exchange Commission, are incorporated by reference in this Registration Statement and made a part hereof:

                          (i) the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995 as amended on September 16, 1996;

                          (ii) the Company's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 1996 and June 30, 1996;

                          (iii) the Company's Current Reports on Form 8-K dated March 29, 1996, June 28, 1996 and August 16, 1996; and

                          (iv) the description of the Common Stock which is contained in the Company's Form 8-A Registration Statement filed with the Commission on January 24, 1990, including any amendments or reports filed for the purpose of updating such description.

                 All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained in any document, all or a portion of which is incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.          DESCRIPTION OF SECURITIES.

                 Not applicable.

ITEM 5.          INTERESTS OF NAMED EXPERTS AND COUNSEL.

                 Not applicable.

ITEM 6.          INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                 As permitted by Section 145 of the Delaware General Corporation Law (the "DGCL"), Article V of the Company's By-laws provides for the indemnification of an "authorized representative" of the Company (a) against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person, by reason of the fact that such person was or is an authorized representative of the Company, in connection with a threatened, pending or completed third party proceeding, whether civil or criminal, administrative or investigative, if such individual acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the Company, and, if the action was a criminal proceeding, if such person had no reasonable cause to believe that such person's conduct was unlawful; and (b) against expenses actually and reasonably incurred by such person in connection with the defense or settlement of a threatened, pending or completed corporate proceeding, by reason of the fact such person was or is an authorized representative of the Company, if such person acted under the standards set forth in section (a) above and if such person was not found liable to the Company (or if so found liable, if a proper court found such person to be fairly and reasonably entitled to indemnification). The Company's By-laws further provide for mandatory indemnification of authorized representatives of the Company who have been successful in defense of any third party or corporate proceeding or in defense of any claim, issue or matter therein, against expenses actually and reasonably incurred in connection with such defense. An "authorized representative" of the Company includes a director, officer, employee or agent of the Company, or a person serving at the request of the Company as a director, officer of another corporation, partnership, joint venture, trust or other enterprise.

                 In addition, Article Ninth of the Company's Certificate of Incorporation provides that, to the full extent that the DGCL permits the limitation or elimination of the liability of directors or officers of a corporation, directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of such director's duty of care. Although stockholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, stockholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.

                 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 7.          EXEMPTION FROM REGISTRATION CLAIMED.

                 The Shares of Common Stock which have been issued to employees of the Company and options which have been granted to certain officers and directors of the Company, were issued without registration under the Securities Act of 1933 (the "Securities Act") in accordance with the exemption from registration contained in Section 4(2) of the Securities Act.

ITEM 8.          EXHIBITS.

                 The following is a list of exhibits filed as part of this registration statement.

Exhibit Number                            Exhibit
--------------                            -------
 4.1                                 Certificate of Incorporation of the Company (incorporated herein by reference to Appendix
                                     B contained in the Company's Information Statement pursuant to Section 14(c) of the
                                     Securities Exchange Act of 1934, dated January 19, 1996)

 5.1                                 Opinion of Gallagher, Briody & Butler

23.1                                 Consent of Wiss & Company, LLP

23.2                                 Consent of Gallagher, Briody & Butler (included as part of Exhibit 5.1)

24.1                                 Power of Attorney (included as part of the signature page)


ITEM 9.          UNDERTAKINGS.

                 (a)      The undersigned Registrant hereby undertakes:

                          (1)     To file, during any period in which offers or
sales are being made, a post-effective amendment to this registration statement:

                                  (i)      To include any prospectus required
                 by Section 10(a)(3) of the Securities Act of 1933;

                                  (ii)     To reflect in the prospectus any
                 facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                                  (iii)    To include any material information
                 with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                          Provided, however, that subparagraphs (a)(1)(i) and
(a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by referenced in the registration statement.

                          (2)     That, for the purpose of determining any
liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                          (3)     To remove from registration by means of a
post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

                 (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of a plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (c) The undersigned registrant hereby undertakes to transmit or cause to be transmitted to all participants in the 1994 Stock Incentive Plan and/or the Directors Stock Plan who do not otherwise receive such material as shareholders of the Company, at the time such material is sent to shareholders, copies of all reports, proxy statements and other communications distributed to its shareholders generally.

                 (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Plymouth Meeting, Commonwealth of Pennsylvania, on this 31st day of August, 1996.


                          LITHIUM TECHNOLOGY CORPORATION


                          By:  /s/ Thomas R. Thomsen
                             -----------------------------------------------
                             Thomas R. Thomsen
                             Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by or on behalf of the following persons in the capacities and on the dates indicated.

         Each person, in so signing, also makes, constitutes and appoints Thomas R. Thomsen, Chairman and Chief Executive Officer, his true and lawful attorney-in-fact, in his name, place and stead to execute and cause to be filed with the Securities and Exchange Commission any or all amendments to this Registration Statement, with all exhibits and any and all documents required to be filed with respect thereto, and to do and perform each and every act and thing necessary to effectuate the same.

 SIGNATURE                                           TITLE                          DATE
 ---------                                           -----                          ----
                                                                                August 31, 1996
 /s/ Thomas R. Thomsen                Chairman, Chief Executive Officer
 -------------------------            and Director
 Thomas R. Thomsen                    (Principal and Executive Officer)

                                                                                September 8, 1996
 /s/ J. Paul Bagley, III              Director
 -------------------------
 J. Paul Bagley, III

                                                                                August 31, 1996
 /s/ Harry Edelson                    Director
 -------------------------
 Harry Edelson

                                                                                August 31, 1996
 /s/ L. Wayne Harber                  Director
 -------------------------
 L. Wayne Harber


 /s/ Stephen F. Hope                  Director                                  August 31, 1996
 -------------------------
 Stephen F. Hope

                                                                                August 31, 1996
 /s/ David H. Hughes                  Director
 -------------------------
 David H. Hughes

 SIGNATURE                                           TITLE                            DATE
 ---------                                           -----                            ----
                                                                                September 20, 1996
 /s/ Ralph D. Ketchum                 Director
 -------------------------
 Ralph D. Ketchum

                                                                                September 19, 1996
 /s/ Gerald M. Labush                 Director
 -------------------------
 Gerald M. Labush

                                                                                August 31, 1996
 /s/ John D. McKey, Jr.               Director
 -------------------------
 John D. McKey, Jr.

                                                                                August 31, 1996
 /s/ William D. Walker                Treasurer and Chief Financial
 -------------------------            Officer (Principal Financial
 William D. Walker                    Officer)

                               INDEX TO EXHIBITS

 Exhibit
 Number                                             Exhibit
 ------                                             -------
  4.1  -                              Certificate of Incorporation of
                                      the Company (incorporated herein
                                      by reference to Appendix B
                                      contained in the Company's
                                      Information Statement pursuant to
                                      Section 14(c) of the Securities
                                      Exchange Act of 1934, dated
                                      January 19, 1996)

  5.1  -                              Opinion of Gallagher, Briody & Butler

 23.1  -                              Consent of Wiss & Company, L.L.P.

 23.2  -                              Consent of Gallagher, Briody & Butler
                                      (included as part of Exhibit 5.1)

 24.1  -                              Power of Attorney (included as
                                      part of the signature page)